EXHIBIT (21)

SUBSIDIARIES OF THE COMPANY

PacifiCorp Group Holdings Company, a wholly-owned subsidiary of the Company and a Delaware corporation, has the following subsidiaries:
Name of Subsidiary	Approximate Percentage of Voting Securities Owned	State or Jurisdiction of Incorporation or Organization

PacifiCorp Financial Services, Inc.
   Pacific Harbor Capital, Inc.
PacifiCorp International Group Holdings Company
   Pan Pacific Global Corporation
      PacifiCorp Australia Pty. Ltd
        PacifiCorp Australia LLC
           PacifiCorp Australia Holdings Pty. Ltd
              Powercor Australia Limited
   Eastern Investment Company

	100% 100% 100% 100% 100% 80%* 100% 100% 100%	Oregon Delaware Oregon Oregon Australia Oregon Australia Australia Oregon

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*Remaining 20% owned by Eastern Investment Company.

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